UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Otelco Inc.

(Exact name of registrant as specified in its charter)

Delaware	52-2126395
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

505 Third Avenue East, Oneonta, AL	35121
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Income Deposit Securities (each representing shares of Class A Common Stock and Senior Subordinated Notes due 2019)	The NASDAQ Stock Market LLC Toronto Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

For a description of the Income Deposit Securities, the shares of Class A common stock and the Notes due 2019 represented thereby and the related guarantees of the Notes due 2019, reference is made to the information set forth under the headings “Description of IDSs,” “Description of Capital Stock” and “Description of Senior Subordinated Notes” contained in the Registration Statement on Form S-3 of Otelco Inc. (Registration No. 333-142586) initially filed with the Securities and Exchange Commission on May 3, 2007, as subsequently amended by any amendments to such Registration Statement and by any form of Prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, in connection with such Registration Statement, which description is incorporated herein by reference.

This amendment to Registration Statement on Form 8-A is being filed by Otelco Inc. in connection with the listing of its Income Deposit Securities on the NASDAQ Global Market on or about June 30, 2008, and Otelco Inc.’s related voluntary withdrawal of the listing of its Income Deposit Securities on the American Stock Exchange.

Item 2. Exhibits.

Under the “Instructions as to Exhibits” section of Form 8-A, no exhibits are required to be filed because no other securities of the registrant are registered on The NASDAQ Stock Market LLC and the securities registered hereby are not to be registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Otelco Inc. (Registrant)

Date: June 27, 2008	By:	/s/ Curtis L. Garner, Jr.
Curtis L. Garner, Jr.
Chief Financial Officer